UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2008

AMERICAN INTERNATIONAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8787	13-2592361

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

70 Pine Street
New York, New York 10270

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 770-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
Item 1.01. Entry into a Material Definitive Agreement.
     On September 22, 2008, American International Group, Inc. (“AIG”) entered into an $85 billion revolving credit facility (the “Credit Facility”) and a Guarantee and Pledge Agreement (the “Pledge Agreement”) with the Federal Reserve Bank of New York (“NY Fed”).
     The Credit Facility has a two year term and bears interest at 3-month LIBOR plus 8.5%. The Credit Facility provides for an initial gross commitment fee of 2% of the total Credit Facility on the closing date. AIG will also pay a commitment fee on undrawn amounts at the rate of 8.5% per annum. Interest and the commitment fees are generally payable through an increase in the outstanding balance under the Credit Facility. Borrowings under the Credit Facility are conditioned on the NY Fed being reasonably satisfied with, among other things, AIG’s corporate governance.
     AIG is required to repay the Credit Facility from, among other things, the proceeds of certain asset sales and issuances of debt or equity securities. These mandatory repayments permanently reduce the amount available to be borrowed under the Credit Facility.
     The Credit Facility contains customary affirmative and negative covenants, including a requirement to maintain a minimum amount of liquidity and a requirement to use reasonable efforts to cause the composition of the Board of Directors of AIG to be satisfactory to the trust described below within 10 days after the establishment of the trust.
      Under the agreement, AIG will issue a new series of perpetual, non-redeemable Convertible Participating Serial Preferred Stock (the “Preferred Stock”) to a trust that will hold the Preferred Stock for the benefit of the United States Treasury. The Preferred Stock will, from issuance (i) be entitled to participate in any dividends paid on the common stock, with the payments attributable to the Preferred Stock being approximately, but not in excess of, 79.9% of the aggregate dividends paid on AIG’s common stock, treating the Preferred Stock as if converted, and (ii) vote with AIG’s common stock on all matters submitted to AIG’s shareholders, and will hold approximately, but not in excess of, 79.9% of the aggregate voting power of the common stock, treating the Preferred Stock as if converted. The Preferred Stock will remain outstanding even if the Credit Facility is repaid in full or otherwise terminates.
     Pursuant to the Credit Facility, AIG is required to hold a special shareholders meeting to amend its restated certificate of incorporation to increase its share capitalization and to lower the par value of its common stock in order to permit the conversion of the Preferred Stock into common stock. Once this amendment is effective, the Preferred Stock will be convertible at any time into 79.9% of the shares of common stock outstanding at the time of issuance.
     AIG is required to enter into a customary registration rights agreement that will permit the NY Fed to require AIG to register the Preferred Stock and the underlying common stock under the Securities Act of 1933.
     The Credit Facility will be secured by a pledge of the capital stock and assets of certain of AIG’s subsidiaries, subject to exclusions for certain property the pledge of which is not permitted by AIG debt instruments, as well as exclusions of assets of regulated subsidiaries, assets of foreign subsidiaries and assets of special purpose vehicles.
     Attached as Exhibits 99.1 and 99.2 are the Credit Agreement and the Pledge Agreement, respectively, which are incorporated into this Item 1.01 by reference.

Section 9 — Financial Statements and Exhibits
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit 99.1	Credit Agreement, dated as of September 22, 2008, between American International Group, Inc. and Federal Reserve Bank of New York.

Exhibit 99.2	Guarantee and Pledge Agreement, dated as of September 22, 2008, among American International Group, Inc., the Guarantors party thereto and the Federal Reserve Bank of New York.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 26, 2008	AMERICAN INTERNATIONAL GROUP, INC. (Registrant) By: /s/ Kathleen E. Shannon Name: Kathleen E. Shannon Title: Senior Vice President and Secretary